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                                                                      EXHIBIT 11

                           1ST NET TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                                                                  FOR THE PERIOD ENDED
                                                        ----------------------------------------
                                                         JUNE 30,     DECEMBER 31,     JUNE 30,
                                                           1999           1998           1998
                                                        ----------    ------------    ----------
Net Income............................................  $ (235,755)    $ (286,076)    $  192,390
Weighted Average Number of common shares
  outstanding.........................................   6,154,700      3,165,500      2,798,000
Incremental Shares for Computing fully diluted
  earnings per share..................................   2,508,400          5,000             --
Total Number of Shares for Computing fully diluted
  earnings per share..................................   8,663,100      3,170,500      2,798,000
Primary Earnings Per Share............................  $       --     $   (0.090)    $    0.069
Diluted Earnings Per Share............................  $       --     $   (0.090)    $    0.069

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 specifies the computation, presentation, and disclosure requirements of earnings per share and supersedes Accounting Principles Board Opinion 5, "Earnings Per Share". SFAS 128 requires dual presentation of basic and, where applicable, diluted earnings per share. Basic earnings per share, which excludes the impact of common stock equivalents, replaces primary earnings per share. Diluted earnings per share which utilizes the average market price per share or ending market price per share when applying the treasury stock method in determining common stock equivalents, replaces fully-diluted earnings per share. SFAS 128 is effective for the Company in 1998 and 1997. However, there were no common stock equivalents during the year ended December 31, 1997 and, therefore, there is no effect on the earnings per share presented for that year, due to the Company's adoption of SFAS 128. In the year ended December 31, 1998, however, this adoption is effective in the presentation of Diluted earnings per share for that period. Basic earnings per share have been computed using the weighted average number of common shares and common share equivalents outstanding. Diluted earnings per share were calculated using the weighted number of common shares and common share equivalents, including all options and warrants as if exercised at the beginning of the periods.